Vocus Promotes Current Vice President of Development Mark Heys to Chief Technology Officer

Co-Founder Robert Lentz Announces Retirement

LANHAM, MD., February 5, 2008 — Vocus, Inc., (NASDAQ: VOCS) a leading provider of on-demand software for public relations management, today announced the promotion of nine-year Vocus veteran and current Vice President of Development Mark Heys to the role of Chief Technology Officer. Heys will replace co-founder Robert Lentz who has announced plans to retire.

Heys has led software development at Vocus since joining the company as VP of Research and Development in 1998. Under his leadership, Vocus’ public relations software has won several awards and in 2007 was named “Best Business Productivity Software” by the Software and Information Industry Association. Heys will add the oversight of Information Technology to his current responsibilities and will officially take over as CTO on Friday, February 8, 2008.

Lentz co-founded Vocus along with Rick Rudman in 1992 and served as CTO during a period that saw Vocus grow from a garage-based start-up to a pioneer in software-as-a-service and what Forbes Magazine has recently named one of the industry’s fastest growing technology companies. Lentz will continue to serve as a consultant to Vocus to aid in the transition and will also continue to serve as a Director of the company.

“Building Vocus into the market leader that it is today was something that was hard to imagine when Bob and I started the company 15 years ago,” said Rick Rudman, chief executive officer of Vocus, Inc. “Bob single-handedly wrote the early versions of Vocus software and had the foresight to build a great team anchored by Mark to oversee our migration to a SaaS model. We’ll continue to rely on his insight and counsel as an advisor and a member of the Board.”

“At the same time I’m excited to officially welcome Mark Heys to the management team,” continued Rudman. “Having him assume the CTO role ensures Vocus will continue to deliver innovative products without skipping a beat.”

“Collaborating with Rick and this outstanding management team over the last 15 years has been a fantastic experience and I look forward to continuing to work with them as a member of the Board of Directors,” said Lentz. “I’m thrilled to see Mark Heys step into the role that I’ve been grooming him for since I brought him to Vocus. He is one of the best architects of on-demand software in the industry and I know he’ll thrive in his new position.”

About Vocus, Inc.

Vocus, Inc. (NASDAQ: VOCS) is a leading provider of on-demand software for public relations management. Our web-based software suite helps organizations of all sizes to fundamentally change the way they communicate with both the media and the public, optimizing their public relations and increasing their ability to measure its impact. Our on-demand software addresses the critical functions of public relations including media relations, news distribution and news monitoring. We deliver our solutions over the Internet using a secure, scalable application and system architecture, which allows our customers to eliminate expensive up-front hardware and software costs and to quickly deploy and adopt our on-demand software.  Vocus is used by more than 2,400 organizations worldwide and is available in five languages.  Vocus is based in Lanham, MD with offices in North America, Europe, and Asia.  For more information please visit www.vocus.com or call 800.345.5572.

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions.  Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.